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                                                                    Exhibit 23.2


  Letter of KPMG Peat Marwick LLP re: Unaudited Interim Financial Information




Audio Book Club, Inc.
2295 Corporate Blvd., N.W.
Boca Raton, Florida 33431



Ladies and Gentlemen:


Re: Registration Statement No. 333-


With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated June 20, 1997 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.





                                        Very truly yours,






                                        KPMG Peat Marwick LLP


New York, New York
June 27, 1997